As filed with the Securities and Exchange Commission on June 10, 2011

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE

SECURITIES ACT OF 1933

PETROHAWK ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	86-0876964
(State of Incorporation)	(IRS Employer Identification No.)

1000 Louisiana, Suite 5600 Houston, Texas	77002
(Address of Principal Executive Offices)	(Zip Code)

Petrohawk Energy Corporation Fourth Amended and Restated 2004 Employee Incentive Plan

(Full title of each Plan)

David S. Elkouri

Executive Vice President, General Counsel

and Secretary

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

(Name, address and telephone number of agent for service)

Copy to:

William T. Heller IV

Thompson & Knight LLP

333 Clay Street, Suite 3300

Houston, Texas 77002

(713) 654-8111

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.001 per share	11,000,000 shares	$26.00	$286,000,000	$33,204.60

(1)          Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), shares issuable upon any stock split, stock dividend or similar transaction with respect to the shares covered hereby are also being registered hereunder.

(2)          Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the New York Stock Exchange on June 3, 2011. Pursuant to Rule 457(h), the registration fee is calculated with respect to the maximum number of shares of the Company’s common stock issuable under the plan and not previously registered.

EXPLANATORY NOTE AND INCORPORATION OF CONTENTS OF PRIOR REGISTRATION STATEMENTS

Petrohawk Energy Corporation (“Petrohawk,” “we,” “us” or “our”) is filing this Registration Statement for the purpose of registering 11,000,000 additional shares of our common stock for issuance under the terms of the Petrohawk Energy Corporation Fourth Amended and Restated 2004 Employee Incentive Plan (the “2004 Incentive Plan”).  The contents of (i) Registration Statement No. 333-117733 relating to the 2004 Incentive Plan filed by Petrohawk with the Securities and Exchange Commission (the “Commission”) on July 29, 2004, (ii) Registration Statement No. 333-127011 relating to the increase in the number of shares being registered under the 2004 Incentive Plan filed by Petrohawk with the Commission on July 29, 2005, (iii)  Registration Statement No. 333-137346 relating to the increase in the number of shares being registered under the 2004 Incentive Plan filed by Petrohawk with the Commission on September 15, 2006, (iv) Registration Statement No. 333-148434 relating to the increase in the number of shares being registered under the 2004 Incentive Plan filed by Petrohawk with the Commission on January 2, 2008, and (v) Registration Statement No. 333-161451 relating to the increase in the number of shares being registered under the 2004 Incentive Plan filed by Petrohawk with the Commission on August 19, 2009, including all exhibits thereto, are incorporated herein by reference pursuant to General Instruction E to Form S-8, except as revised in Part II of this Registration Statement.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1.   Plan Information. *

Item 2.   Registrant Information and Employee Plan Annual Information. *

* The documents containing the information specified in this Part I of Form S-8 (plan information, registrant information and employee plan annual information) will be sent or given to employees as specified by Commission Rule 428(b)(1).  Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.  These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form S-8, taken together, constitute a prospectus (the “Section 10(a) Prospectus”) that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”).

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) Prospectus), and other documents required to be delivered to employees pursuant to Rule 428(b) are available without charge by contacting: Petrohawk Energy Corporation, 1000 Louisiana, Suite 5600, Houston, Texas 77002, Attention: Chief Financial Officer.  Our telephone number is 832-204-2700.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you to other documents.  The information incorporated by reference is an important part of this Registration Statement, and information that we file later with the Commission will automatically update and supersede this information. We incorporate by reference the following documents and all documents that we subsequently file with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934, as amended (other than, in each case, information furnished rather than filed) until all of our common stock covered by this Registration Statement is issued or a post-effective amendment to this Registration Statement is filed that deregisters all of such common stock then remaining unsold:

(a)           our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on February 22, 2011 (Commission File No. 001-33334);

(b)           our Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 5, 2011 (Commission File No. 001-33334);

(c)           our Current Reports on Form 8-K filed on January 14, 2011, January 18, 2011, January 20, 2011, February 3, 2011, March 25, 2011, May 10, 2011, May 17, 2011, May 18, 2011, May 19, 2011 and May 20, 2011 (Commission File No. 001-33334); and

(d)           the description of our common stock set forth in our registration statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on February 28, 2007 (Commission File No. 001-33334), including on subsequent amendment(s) or report(s) filed for the purpose of updating that description.

You may request a copy of these filings (other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing), at no cost, by writing to us at the following address or calling the following number:

Petrohawk Energy Corporation

Attn: Investor Relations

1000 Louisiana, Suite 5600

Houston, Texas 77002

Phone (832) 204-2700

investors@petrohawk.com

Item 4.   Description of Securities.

Not applicable.

Item 5.   Interests of Named Experts and Counsel.

Not applicable.

Item 6.   Indemnification of Directors and Officers.

Petrohawk’s Certificate of Incorporation and bylaws provide that the corporation shall indemnify to the fullest extent authorized by law any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of Petrohawk or any predecessor of Petrohawk or serves or served any other enterprise as a director, officer, employee or agent at the request of Petrohawk or any predecessor of Petrohawk. Petrohawk may also indemnify any person made or threatened to be made a party to any action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that such person, or a person of whom such person is the legal representative, is or was an employee or agent of Petrohawk or any predecessor of Petrohawk or serves or served any other enterprise as a director, officer, employee or agent at the request of Petrohawk or any predecessor of Petrohawk.

If any director or officer of Petrohawk has been successful on the merits or otherwise in defense of any such action, suit or proceeding, or in defense of any such claim, issue or matter therein, Section 145 of the of the Delaware General Corporation Law, as amended, or DGCL, authorizes a corporation to indemnify such person against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 145 of the DGCL also authorizes a corporation to indemnify such person against judgments, fines and amounts paid in settlement actually and reasonably incurred by him if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reason to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses, including attorneys’ fees, actually and reasonably incurred in defense or settlement of any such pending, completed or threatened action or suit by or in the right of the corporation if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that, unless a court of competent jurisdiction otherwise provides, such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

Section 145 further authorizes a corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would otherwise have the power to indemnify him. Petrohawk does maintain insurance to protect itself and its directors, officers, employees and agents against all such expenses, liability and loss (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement), whether or not the corporation would have the power to indemnify such person against such expense, liability or loss.

The Petrohawk bylaws also provide that Petrohawk may pay the expenses (including attorneys’ fees) incurred in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of its final disposition; provided, however, that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding upon receipt by Petrohawk of an undertaking by or on behalf of such officer or director to repay all such amounts advanced if it should ultimately be determined that such person is not entitled to be indemnified by Petrohawk. The rights of indemnification and to receive advancement of expenses as provided in Petrohawk’s bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under applicable law, any agreement, vote of shareholders or disinterested directors or otherwise.

In addition to the provisions of Petrohawk’s bylaws, Petrohawk’s Certificate of Incorporation provides that directors shall not be personally liable to the corporation or its stockholders for monetary damages for breach of duty as a director, subject to certain limited exceptions. Petrohawk also entered into indemnity agreements with each of its officers and directors which provide that Petrohawk will indemnify such persons to the fullest extent permitted by law and as provided in the indemnity agreements. Such indemnification obligations include, but are not limited to, the rights set forth in other sections of the indemnity agreements. Pursuant to the indemnity agreements, Petrohawk shall indemnify the indemnified party for all expenses (including attorneys’ fees), judgments, liabilities, fines, penalties and amounts paid in settlement including all interest, assessments and other charges paid or payable with relation to third-party proceedings. In addition, Petrohawk must also indemnify the indemnified party for expenses incurred to the extent such indemnified party is a witness to a proceeding by reason of the indemnified person’s relation with Petrohawk and for expenses resulting from a proceeding by Petrohawk against the indemnified person unless such indemnified person is held liable to Petrohawk, subject to narrow exceptions. The rights of Petrohawk’s officers and directors of indemnification and to receive advancement of expenses as provided in the indemnity agreement shall not be deemed exclusive of any other rights to which the indemnified party may be entitled under applicable law, Petrohawk’s bylaws, any agreement, vote of shareholders or resolution of directors or otherwise.

Item 7.   Exemption from Registration Claimed.

Not applicable.

Item 8.   Exhibits.

See Index to Exhibits.

Item 9.   Undertakings.

(a)   The undersigned registrant hereby undertakes:

(1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)   To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(ii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this registration statement.

(2)   That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 10th day of June, 2011.

PETROHAWK ENERGY CORPORATION

By:	/s/ FLOYD C. WILSON
Floyd C. Wilson
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Floyd C. Wilson and Mark J. Mize with full power of substitution, their true and lawful attorney-in-fact and agent to do any and all acts and things in the undersigned’s name and on the undersigned’s behalf in the undersigned’s capacity as an officer or director of Petrohawk Energy Corporation, in connection with, and only in connection with, the filing of this Registration Statement (including, but not limited to, the execution of any and all instruments for the undersigned in the undersigned’s name which such person may deem necessary or advisable to enable Petrohawk Energy Corporation to comply with the Securities Act of 1933, as amended and rules, regulations and requirements of the Securities and Exchange Commission, in connection with the filing of this Registration Statement), including specifically, but not limited to, the power and authority to sign for the undersigned any and all amendments, including post-effective amendments; and the undersigned does hereby ratify and confirm all that such person or persons shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ FLOYD C. WILSON	Chairman of the Board and Chief Executive Officer	June 10, 2011
Floyd C. Wilson	(Principal Executive Officer)

/s/ MARK J. MIZE	Executive Vice President — Chief Financial Officer and Treasurer	June 10, 2011
Mark J. Mize	(Principal Financial Officer)

/s/ C. BYRON CHARBONEAU	Vice President, Chief Accounting Officer and Controller	June 10, 2011
C. Byron Charboneau	(Principal Accounting Officer)

/s/ JAMES W. CHRISTMAS	Vice Chairman and Director	June 10, 2011
James W. Christmas

/s/ THOMAS R. FULLER	Director	June 10, 2011
Thomas R. Fuller

Signature	Capacity	Date

/s/ JAMES L. IRISH III	Director	June 10, 2011
James L. Irish III

/s/ GARY A. MERRIMAN	Director	June 10, 2011
Gary A. Merriman

/s/ ROBERT G. RAYNOLDS	Director	June 10, 2011
Robert G. Raynolds

/s/ STEPHEN P. SMILEY	Director	June 10, 2011
Stephen P. Smiley

/s/ ROBERT C. STONE, JR.	Director	June 10, 2011
Robert C. Stone, Jr.

/s/ CHRISTOPHER A. VIGGIANO	Director	June 10, 2011
Christopher A. Viggiano

INDEX TO EXHIBITS

Exhibit No.	Exhibit

4.1*	Petrohawk Energy Corporation Fourth Amended and Restated 2004 Employee Incentive Plan

5.1*	Opinion of Thompson & Knight LLP

23.1	Consent of Thompson & Knight LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

23.3*	Consent of Netherland, Sewell & Associates, Inc.

24.1*	Power of Attorney (included on signature page of this Registration Statement)

*  Filed herewith